Exhibit 5.5

Fennemore Craig P.C.
Suite 1400 Bank of America Plaza

300 South Fourth Street

Las Vegas, Nevada 89101

(702) 692-8000

Law Offices
Denver	(303) 291-3200
Las Vegas	(702) 692-8000
Nogales	(520) 281-3480
Phoenix	(602) 916-5000
Reno	(775) 788-2200
Tucson	(520) 879-6800

April 23, 2015

Board of Directors

Speedway Motorsports, Inc.

5555 Concord Parkway South

Concord, NC 28027

Re:	Registration Statement on Form S-4 and Exchange of Senior Notes

Ladies and Gentlemen:

We are acting as special counsel, solely with respect to the matters addressed in this letter, to SMI Systems, LLC, a Nevada Limited Liability Company (the “Guarantor”) and a subsidiary of Speedway Motorsports, Inc., a Delaware Corporation (“Speedway Motorsports”) with respect to certain matters in connection with the registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to $200,000,000 aggregate principal amount of Speedway Motorsports 5.125% Senior Notes due 2023 (the “New Notes”) in exchange for up to $200,000,000 aggregate principal amount of 5.125% Notes due 2023 originally issued on January 27, 2015 and outstanding as of the date hereof (the “Original Notes”). In conjunction with the issuance of the New Notes, the Guarantor will issue a guarantee with respect to the New Notes (the “Guarantees”).

The Original Notes and Guarantee were issued, and the New Notes and Guarantee will be issued, pursuant to an indenture dated as of January 27, 2015 (the “Indenture”),by and among, Speedway Motorsports and U.S. Bank National Association, as trustee (the “Trustee”), and the Guarantor and the other guarantors signatory thereto. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of the opinions, which are set forth in paragraph (a) through (c) below (the “Opinions”), and other statements made in this letter, we have examined copies of such agreements, instruments, and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, the authority of the person signing on behalf of the parties thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact relevant to the Opinions and other statements made herein, we have relied on the representations and statements of fact made in the documents so reviewed, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the documents submitted to us. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Fennemore Craig P.C.

Board of Directors

April 23, 2015

Our opinion expressed below is subject to the qualifications and we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the creditors rights generally, (ii) general principles of equity (regardless whether enforcement is considered in a proceeding of equity or at law), or (iii) public policy considerations which might limit the right of the parties to obtain certain remedies.

For purposes of this opinion letter, we have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

The Opinions are based as to matters of law solely on applicable provisions of the laws of the State of Nevada as amended and currently in effect.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that:

(a)      Based solely on the Good Standing Certificate issued by the Nevada Secretary of State dated April 22, 2015, the Guarantor is validly existing as a limited liability company and in good standing under the laws of the State of Nevada;

(b)     The Guarantor has the limited liability company power to execute, deliver and perform the Indenture and the Guarantee. The execution, delivery and performance by the Guarantor of the Indenture and the Guarantee have been duly authorized by all necessary limited liability company action of the Guarantor.

( c)     Each of the Indenture and the Guarantee has been duly executed and delivered by the Guarantor.

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinion expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level.

Fennemore Craig P.C.

Board of Directors

April 23, 2015

With regard to the Guarantee, we express no opinion with respect to:

(a) The enforceability of provisions concerning choice of forum or consent to the jurisdiction of courts, venue of actions or means of service of process.

(b) The enforceability of provisions purporting to waive the right of jury trial.

( c) Any opinion as to (1) any state securities (or “blue sky”) law or regulations, or (2) any federal securities law or regulations.

(d) The enforceability of provisions purporting to require the Guarantor to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party, which provisions may be limited by applicable statutes and decisions relating to the collection and award of attorney’s fees.

(e) The enforceability of provisions providing for arbitration.

(f) Provisions relating to evidentiary standards or other standards by which the Guarantee is to be construed.

(g) The enforceability of provisions that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative.

(h) The enforceability of severability provisions.

(i) The enforceability of provision that purport to create rights of setoff otherwise than in accordance with applicable law.

This opinion letter has been prepared for use in connection with the Registration Statement, the Indenture and the Guarantee. This opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to effectiveness of the Registration Statement.

Fennemore Craig P.C.

Board of Directors

April 23, 2015

We hereby consent to the reliance on, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, this opinion letter by Fennemore Craig, P.C. provided, that no such reliance will have any effect on the scope, phrasing or originally intended use of this opinion letter. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an expert within the meaning of the Act.

Sincerely,

Fennemore Craig P.C.

PSHE